Thor Announces Increased Regular Quarterly Dividend

ELKHART, Ind., Oct. 4, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced that its Board of Directors approved, at their October 4, 2013 meeting, an increase of the payment amount of Thor's regular quarterly dividend to $0.23 per share from $0.18 per share, an increase of nearly 28%.

The regular dividend is payable on October 28, 2013 to shareholders of record at the close of business on October 18, 2013.

"Our Board's decision to increase our regular quarterly dividend reflects our continuing pattern of returning cash to our shareholders and the confidence of our Board in the future performance of Thor," said Peter B. Orthwein, Thor Executive Chairman. "Upon receipt of the anticipated proceeds from the sale of our Bus businesses, which is expected to close by November 1, we expect to have approximately $6 per share in total cash, which we will use according to our ongoing priorities to grow our operations, maintain and grow our regular dividend and fund special dividends or share repurchases as appropriate."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com